================================================================================

                         SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a)
                  OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]
    Check the appropriate box:
     [ ]   Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
     [ ]   Definitive Proxy Statement
     [ ]   Definitive Additional Materials
     [X]   Soliciting Material Under Rule 14a-12


                       NORTHFIELD LABORATORIES INC.

                (Name of Registrant as Specified in its Charter)

                             C. ROBERT COATES
                             ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)     Title of each class of securities to which transaction applies:
     2)     Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)     Proposed maximum aggregate value of transaction:
     5)     Total fee
            paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)     Amount Previously Paid:
     2)     Form, Schedule or Registration Statement No.:
     3)     Filing Party: C. Robert Coates
     4)     Date Filed: August 27, 2002

================================================================================

HOW TO MAKE YOUR VOTE COUNT IN THE NORTHFIELD LABS ELECTION

This year you will receive proxy statements and ballot cards from Northfield Labs and from C. Robert Coates and Bert Williams. Northfield's directors could easily have invited Coates and Williams to join the board, but instead they chose to wage an expensive proxy contest. Northfield's directors will be spending your money and that of the other shareholders' to hold onto their absolute power, so they really have nothing to lose.

On the other hand, C. Robert Coates will personally pay all of the costs of the Coates and Williams campaign. Like you, he has everything to lose. He owns 644,200 shares purchased at an average price of $14.95. He has held his shares for an average of 3.5 years. He wants to see PolyHeme succeed and the share price back at $20 or more.

The proxy rules can seem complicated.  But the KEY POINT is that:

ONLY THE LAST PROXY THAT YOU MAIL IN WILL BE COUNTED!

Here are several other points about making your vote for Coates and Williams count:

- If you mail the Coates/Williams proxy card first and then send a Northfield proxy card withholding votes for directors, your Coates/Williams vote will not be counted.

- If you mail the Coates/Williams proxy, then vote for several directors on the Northfield ballot (card), your Coates/Williams vote will not be counted.

So if you want to cast your votes for two truly independent directors who will represent your interests, make sure that the Coates/Williams proxy card is the last one you fill out and mail.

Meanwhile, shareholders looking for a no-lose proposition can elect both Coates and Williams to the expanded seven-member board without ousting the current five incumbent directors. Because Northfield's by-laws provide for as many as nine directors, electing the two independents would not prevent the company's nominations for two new directors, John F. Bierbaum and Dr. Paul M. Ness, from also serving on the board. To accomplish this, Northfield's five incumbent directors could easily expand the board to nine and appoint Bierbaum and Ness.

If you are a shareholder and have any comments, suggestions or questions, please call Simon Goldberg of The Robert Coates Group at 1-800-295-0841, extension 240 or e-mail us at sgoldberg@rcoates.com.
================================================================================

IT'S ALL ABOUT SAVING LIVES... AND SAVING NORTHFIELD

Dear Northfield Shareholder,

For countless trauma victims, it's already too late. Highway accidents, natural disasters, military battles and deliberate acts of terrorism all have taken their toll. C. Robert Coates and Bert R. Williams III, running as independent candidates for the board of Northfield Laboratories, can't help but wonder how many of those losses could have been prevented by the availability of a viable blood substitute such as Northfield's PolyHeme.

Any answer, however, is moot, because even though Northfield has spent much time and money developing a blood substitute that has proven itself in clinical trials to be a powerful lifesaver, you won't find it stockpiled in ambulances or emergency rooms where it's so badly needed. Northfield dropped the ball on PolyHeme, filing a deficient application with the Food and Drug Administration that subsequently issued a Refuse to File letter in November 2001. PolyHeme now faces potentially costly new trials and a need for improved manufacturing processes.

Just as the clock is ticking for trauma victims, time also is running out for Northfield. The company in a recent proxy said it has $18.4 million of cash left - enough to stay afloat for about 18 months. It could potentially burn through all of its reserves while trying to re-file its application with the FDA.

As Northfield shareholders you are in a unique position to do something positive to help save lives and to fix your ailing company. We - C. Robert Coates and Bert R. Williams III - would like to see PolyHeme realize its full potential. To do that we need you to vote our proxy for the Sept. 13 election. We represent all investors who are tired of watching from the sidelines as Northfield and its entrenched board embrace the status quo and offer no substantive game plan.

The "cure" for Northfield is something we have long advocated: to get its head out of the sand and align itself with a major pharmaceutical partner with enough cash to bring PolyHeme to market and with the talent to manage the FDA approval process and commercialization of the product. That's very high on our list of priorities.

As part of our strategy, we also want Northfield to partner with companies eager to extend the possible applications of PolyHeme as a transport delivery mechanism for other drugs. One company, Zengen Inc., approached us about its interest in learning how its peptides might work in harmony with PolyHeme. But its overtures to Northfield a year ago on this subject fell on deaf ears.

Raising the profile of PolyHeme and finding partners to exploit its potential are parts of the Coates and Williams action plan. In addition, our aims are to:

- Work with the Department of Defense and the Homeland Security Agency to explore the possibility of stockpiling PolyHeme as a safe, effective blood substitute for emergencies;

-  Gain representation on Northfield's board as independent directors; and

-  Keep investors informed of Northfield news.

With our marketing and business experience, we can successfully implement such a demanding plan.

Northfield remains compromised by a handpicked board of directors closely allied to management. Corporate governance has become a matter of corporate convenience. Two nominees, Paul Ness and Gerald Moss, have drawn significant consulting income from Northfield in 2002. One nominee, David Savner, until April 1998 had served as the company's chief outside counsel for more than a decade. Some directors who are up for reelection have attended less than 75% of the board and committee meetings over the last four years.

We believe independence is a director's greatest virtue, the cornerstone of accountability. Policies adopted earlier this year by Institutional Shareholder Services (ISS), a leading provider of proxy voting and corporate governance services, spell out a preference that all key board committees comprise only independent outsiders. ISS contends that insiders serving on compensation or audit committees threaten to undermine the purpose of such committees in providing independent oversight and preventing conflicts of interest.

By ISS standards, the election of Coates and Williams would provide Northfield's board with the independent directors it lacks. Shareholders aren't getting that in a board dominated by insiders Moss, Ness, Savner and Steven Gould.

Many shareholders - both large and small - have strongly endorsed our efforts, and we appreciate the support. For our grassroots campaign to succeed, every vote must count. If you have not returned the Coates/Williams proxy, please do so today!

With your continued encouragement, Coates and Williams can get Northfield back on track. PolyHeme ought to be out there doing its job, saving lives. And shareholders deserve better than the tarnished track record Northfield has accrued so far, highlighted by a stock price that has fallen a precipitous 91% since March 2000.

According to Northfield's proxy rules, withholding a vote for any director is equivalent to not voting. It does not prevent a director from gaining a seat on the board. As we described in a press release on Aug. 13:
Shareholders get a no-lose proposition. They can elect both Coates and Williams to the expanded seven-member board without ousting the current five incumbent directors. Because Northfield's by-laws provide for as many as nine directors, electing the two independents would not prevent the company's nominations for two new directors, John F. Bierbaum and Dr. Paul
M. Ness, from also serving on the board. To accomplish this, Northfield's five incumbent directors could easily expand the board to nine and appoint Bierbaum and Ness.

C. Robert Coates and Bert Williams Independent candidates for the Northfield Laboratories Board of Directors

P.S. URGENT. THE CLOCK IS RACING AS THE SEPT. 13 ANNUAL MEETING APPROACHES. PLEASE MARK ONLY THE BALLOT FOR C. ROBERT COATES AND BERT WILLIAMS AND RETURN IT IN THE SELF-ADDRESSED ENVELOPE TODAY. REMEMBER, THE LAST PROXY RECEIVED IS THE ONE THAT COUNTS.